        EXHIBIT 12.  STATEMENT RE: COMPUTATION OF RATIO OF EARNINGS FROM
                     CONTINUING OPERATIONS TO FIXED CHARGES
                                  (Unaudited)

                    Eli Lilly and Company and Subsidiaries
                             (Dollars in Millions)

                             Six Months
                           Ended June 30,          Years Ended December 31,
                           -------------  ----------------------------------------------

                               1997      1996      1995      1994      1993      1992
                             --------  --------  --------  --------  --------  ---------
Consolidated
  Pretax Income (Loss)
  from Continuing
  Operations before
  Accounting Changes         $(712.1)  $2031.3   $1765.6   $1698.6    $662.8    $1193.5

Interest from Continuing
  Operations                   136.5     324.9     324.6     129.2      96.1      108.4

Less Interest Capitalized
  during the Period from
  Continuing Operations        (13.4)    (36.1)    (38.3)    (25.4)    (25.5)     (35.2)
                             -------   -------   -------   -------    ------    -------

Earnings (Loss)              $(589.0)  $2320.1   $2051.9   $1802.4    $733.4    $1266.7
                             =======   =======   =======   =======    ======    =======

Fixed Charges/1/             $ 138.2   $ 329.6   $ 324.6   $ 129.2    $ 96.1    $ 108.4
                             =======   =======   =======   =======    ======    =======

Ratio of Earnings to
  Fixed Charges              N/M/2/        7.0       6.3      14.0       7.6       11.7
                             =======   =======   =======   =======    ======    =======

/1/Fixed charges include interest from continuing operations for all years presented and beginning in 1996, preferred stock dividends.

/2/Included in the 1997 earnings is a noncash charge of approximately $2.4 billion due to an asset impairment. (See notes to consolidated condensed financial statements.) Due to the resulting loss, the Company was unable to fully cover the indicated fixed charges. Earnings did not cover fixed charges by $727.2 million in 1997. If the asset impairment charge had not occurred, the ratio of earnings to fixed charges would have been 13.4.

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